UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2016

Vermillion, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34810	33-0595156
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of Principal Executive Offices,  Including Zip Code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On November 2, 2016, the Board of Directors of Vermillion, Inc. (the  “Company”) approved the promotion of Fred Ferrara, the Company’s Chief Information Officer, to Chief Operating Officer.

Mr. Ferrara, age 49,  has served as the Company’s Chief Information Officer since April 2015. Prior to joining the Company, Mr. Ferrara spent 24 years designing industry-specific systems in information technology, including application and database development, with the previous 17 years solely dedicated to diagnostics companies. He served in numerous leadership roles in information technology and operations, and he served in senior leadership capacities for diagnostic service organizations such as Laboratory Corporation of America and DIANON Systems.  In August 2014, Mr. Ferrara founded Key Mobile Systems, working as an independent information systems consultant in the healthcare and mobile application markets.  From August 2006 to August 2014, Mr. Ferrara served as Chief Information Officer and Senior Vice President of Aurora Diagnostics, LLC, an anatomic pathology services company.

Mr. Ferrara does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

In connection with his promotion, Mr. Ferrara was granted an equity award under the Company's Amended and Restated 2010 Stock Incentive Plan comprised of options to purchase 50,000 shares of Company common stock, 25% of which options cliff vest on April 1 of each of 2017, 2018, 2019 and 2020.  Also, in connection with Mr. Ferrara’s promotion, Mr. Ferrara’s base salary was increased from $296,640 to $310,000 per annum, effective as of November 1, 2016. Mr. Ferrara’s employment agreement with the Company, as described in the Current Report on Form 8-K filed by the Company on April 6, 2015, was not amended in connection with his promotion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.

Date: November 3, 2016	By:	/s/ Eric J. Schoen
Eric J. Schoen
Senior Vice President, Finance and Chief Accounting Officer